Exhibit 99.1

Polo Ralph Lauren Reports First Quarter Fiscal 2011 Results

●	First Quarter Revenues Grew 13% to $1.2 billion
●	Earnings Per Diluted Share Increased 59% to $1.21 in the First Quarter
●	First Quarter Operating Income Rose 49% to $174 million
●	The Company Raises Its Fiscal 2011 Sales and Profit Outlook

New York -- (BUSINESS WIRE) – August 4, 2010—Polo Ralph Lauren Corporation (NYSE: RL) today reported net income of $121 million, or $1.21 per diluted share, for the first quarter of Fiscal 2011, compared to net income of $77 million, or $0.76 per diluted share, for the first quarter of Fiscal 2010.

“Our strong results reflect our ongoing commitment to elevating our brand and our relentless focus on product innovation,” said Ralph Lauren, Chairman and Chief Executive Officer.  “Our Company is operating on a whole new level with increased control of our business across product categories and around the world. We are in a position to accelerate the growth of the World of Ralph Lauren through exciting new merchandise categories and strategic store openings.  The passion, creativity and discipline of our organization are now being leveraged on a growing global scale.”

“Our first quarter results are outstanding by any measure,” said Roger Farah, President and Chief Operating Officer. “The broad-based strength we’ve achieved across regions, product categories and channels is testimony to the growing appeal of our brands and the discipline of our global teams, particularly as we continue to reinvest heavily back into the business.  We are excited about the incremental opportunities that lie ahead for us. With the assumption of our South Korean operations later this fiscal year, we are in a position to execute a fully integrated Asian growth strategy we’ve been planning for several years.  Even though global market conditions remain uncertain, we are continuing our commitment to our strategic growth initiatives while navigating through near-term uncertainty in order to deliver compelling shareholder value over the long term.”

First Quarter Fiscal 2011 Highlights

Net Revenues.  Net revenues for the first quarter of Fiscal 2011 increased 13% to $1.2 billion from $1.0 billion in the comparable period last year.  The growth in net revenues reflects double-digit gains in the wholesale and retail segments that were partially offset by lower licensing revenues.

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Wholesale Sales.  Wholesale segment sales rose 11% to $523 million from $472 million in the first quarter of Fiscal 2010, supported by double-digit shipment growth in the United States and in constant currency in Europe.  Shipments of core men’s, women’s and children’s apparel merchandise and footwear were particularly strong during the quarter.

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Retail Sales.  Retail segment sales increased 16% to $593 million from $511 million in the prior year period, supported by incremental sales from newly assumed Asian stores and concession shops, comparable store sales growth and the contribution from new stores.  Consolidated comparable store sales, which include reclassified Japanese concession shops, rose 7% during the first quarter, reflecting a 2% reduction at Ralph Lauren stores, an 8% increase at factory stores and 25% growth at Club Monaco.  RalphLauren.com continued to expand at a double-digit rate, with sales up 15% in the first quarter.

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Licensing.  First quarter licensing revenues were $38 million, 8% below the prior year period.  The decline in licensing revenue is primarily attributable to the transition of certain formerly licensed Asian operations and lower home licensing revenues.

Gross Profit.  Gross profit for the first quarter of Fiscal 2011 increased 18% to $712 million from $601 million in the first quarter of Fiscal 2010, and the gross profit rate expanded 310 basis points to a record high of 61.8%.  The higher gross profit rate reflects improved profitability across most major merchandise categories and geographic regions, primarily as a result of disciplined inventory management and improved product mix across all channels, in addition to continued savings from sourcing and supply chain initiatives.

Operating Expenses.  Operating expenses increased 11% in the first quarter of Fiscal 2011 to $538 million from $485 million in the first quarter of Fiscal 2010.  Operating expense margin was 46.6%, 70 basis points below the comparable prior year period.  The growth in operating expenses primarily reflects incremental costs associated with newly transitioned Asian operations and continued investment in the Company’s strategic growth initiatives.  The lower operating expense margin comes as a result of strong sales growth and continued expense discipline.

Operating Income.  Operating income for the first quarter of Fiscal 2011 rose 49% to $174 million from $117 million in the first quarter last year.  Operating income as a percentage of sales increased 370 basis points to 15.1%.  The growth in operating income and expansion in operating margin rate reflect higher wholesale and retail segment sales as well as improved profitability across all channels of distribution and in all geographies.  The substantial improvement in operating profitability was partially offset by incremental expenses associated with business expansion.

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Wholesale Operating Income. Wholesale operating income rose 41% to $108 million from $77 million in the first quarter of Fiscal 2010 and the wholesale operating margin expanded 440 basis points to 20.6%.  The improvement in wholesale operating income and margin rate were primarily a result of higher global shipment volumes, favorable product mix and disciplined operational management.

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Retail Operating Income.  Retail operating income was $104 million, 50% greater than the $69 million achieved in the first quarter of Fiscal 2010, and retail operating margin was 17.5% compared to 13.5% in the prior year period.  The growth in retail operating income and the expansion in margin rate is a result of broad-based profit improvement across most retail concepts, particularly in the United States and in Europe, primarily due to the growth in comparable store sales, higher full-price sales and disciplined operational management.  The improved retail segment profitability was partially offset by expenses related to newly assumed Asian operations.

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Licensing Operating Income.  Licensing operating income declined 7% to $24 million from $26 million in the first quarter of Fiscal 2010.  The decrease in licensing operating income is primarily related to lower international licensing royalties and home licensing royalties.

Net Income and Diluted EPS.  Net income for the first quarter of Fiscal 2011 increased 57% to $121 million from $77 million in the first quarter of Fiscal 2010, and net income per diluted share increased 59% to $1.21 per share from $0.76 for the same time period. The significant growth in net income and net income per diluted share principally relates to the higher operating income discussed above that was accentuated further by an effective tax rate of 29% compared to 33% in the first quarter of Fiscal 2010.  The lower effective tax rate primarily reflects the effect of certain discrete tax items partially offset by a greater proportion of earnings generated in higher taxed jurisdictions during the first quarter of Fiscal 2011.

First Quarter Fiscal 2011 Balance Sheet Review

The Company ended the first quarter with $1.1 billion in cash and investments, or $801 million in cash and investments net of debt (“net cash”), compared to $1.1 billion in cash and investments and $713 million of net cash at the end of the first quarter of Fiscal 2010.  The first quarter ended with inventory up 3% to $630 million from $612 million in the first quarter of Fiscal 2010, inclusive of the incremental inventory to support newly transitioned Asian operations.  Excluding the incremental Asian inventory, consolidated inventory declined 4% in the first quarter of Fiscal 2011 compared to the comparable period last year.

The Company repurchased approximately 2.7 million shares of Class A Common Stock during the first quarter, utilizing $231 million of its authorized share repurchase programs.  Approximately $319 million remained available under the Company’s authorized share repurchase programs at the end of the first quarter.  The Company had $39 million in capital expenditures during the first quarter of Fiscal 2011, compared to $18 million in the comparable prior year period.

Global Retail Store Network

During the first quarter, the Company opened eight directly operated freestanding stores, closed five directly operated freestanding stores and assumed control of one formerly licensed store.  Over the last twelve months, the Company has opened 21 directly operated stores, closed nine directly operated stores and assumed control of 18 formerly licensed stores.  At the end of the first quarter, the Company operated 648 freestanding stores and concession shop locations worldwide compared to 529 freestanding stores and concession shop locations in the comparable prior year period. The freestanding store network was comprised of 108 Ralph Lauren stores, 62 Club Monaco stores, 174 Polo factory stores and 11 Rugby stores, and the Company had 293 concession shop locations throughout Asia. In addition to Company-operated locations, international licensing partners operated 62 Ralph Lauren stores and 60 Club Monaco stores and dedicated shops at the end of the first quarter.

Fiscal 2011 Full Year Outlook

In the second quarter of Fiscal 2011, the Company expects consolidated revenues to increase at a high single-digit rate, including a net unfavorable foreign currency translation effect.  Wholesale revenues are expected to grow at a low single digit rate in the second quarter and comparable store sales are projected to increase by a mid single-digit rate.  The Company expects the operating margin for the second quarter of Fiscal 2011 to be 100-150 basis points below that in the comparable prior year period, primarily due to net unfavorable foreign currency effects, increased investment in strategic growth initiatives and lower Japanese shipments to calibrate inventory with sales trends.

Fiscal 2011 is a 52-week period and compares to a 53-week duration for Fiscal 2010.  Due to the stronger than expected first quarter revenues, the Company now expects consolidated revenues for Fiscal 2011 to increase by a mid-to-high single-digit percentage, including a net unfavorable foreign currency translation effect.  The Company has also raised its operating margin outlook for Fiscal 2011 to be a low-teens rate compared to its prior expectation of a low double-digit rate. During Fiscal 2011, the Company currently expects to incur charges of approximately $0.08-$0.10 per diluted share for transaction and other costs associated with the transition of South Korean operations, which is embedded in the revised full year Fiscal 2011 outlook.  The full year Fiscal 2011 tax rate continues to be estimated at 34%.

Conference Call

As previously announced, the Company will host a conference call and live online webcast today, Wednesday, August 4, 2010, at 9:00 a.m. Eastern.  Listeners may access a live broadcast of the conference call on the Company’s investor relations website at http://investor.ralphlauren.com or by dialing (913) 312-1468.  To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Polo Ralph Lauren First Quarter Fiscal Year 2011 conference call.

An online archive of the broadcast will be available by accessing the Company’s investor relations website at http://investor.ralphlauren.com.  A telephone replay of the call will be available from 1:00 P.M. Eastern, Wednesday, August 4, 2010 through 1:00 P.M. Eastern, Tuesday, August 10, 2010 by dialing (719) 457-0820 and entering passcode 7162480.

ABOUT POLO RALPH LAUREN

Polo Ralph Lauren Corporation (NYSE: RL) is a leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For more than 42 years, Polo's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include Polo by Ralph Lauren, Ralph Lauren Purple Label, Ralph Lauren Collection, Black Label, Blue Label, Lauren by Ralph Lauren, RRL, RLX, Rugby, Ralph Lauren Childrenswear, American Living, Chaps and Club Monaco, constitute one of the world's most widely recognized families of consumer brands. For more information, go to http://investor.ralphlauren.com.

This press release and oral statements made from time to time by representatives of the Company contain certain "forward-looking statements" within the meaning of the federal securities laws. Forward looking statements are made concerning current expectations about the Company's future results and condition, including revenues, store openings, gross margins, expenses and earnings. Actual results might differ materially from those projected in the forward-looking statements. Among the factors that could cause actual results to materially differ include, among others, changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors, changes in the economy and other events leading to a reduction in discretionary consumer spending; risks associated with the Company's dependence on sales to a limited number of large department store customers, including risks related to extending credit to customers; risks associated with the Company's dependence on its licensing partners for a substantial portion of its net income and risks associated with a lack of operational and financial control over licensed businesses; risks associated with changes in social, political, economic and other conditions affecting foreign operations or sourcing (including foreign exchange fluctuations) and the possible adverse impact of changes in import restrictions; risks associated with uncertainty relating to the Company's ability to implement its growth strategies or its ability to successfully integrate acquired businesses; risks arising out of litigation or trademark conflicts, and other risk factors identified in the Company's Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

POLO RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with Generally Accepted Accounting Principles (GAAP)
(In millions)
(Unaudited)

	July 3,	April 3,	June 27,
	2010	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$345.8	$563.1	$620.8
Short-term investments	644.9	584.1	467.9
Accounts receivable, net of allowances	270.1	381.9	250.3
Inventories	629.6	504.0	612.4
Deferred tax assets	101.7	103.0	117.5
Prepaid expenses and other	168.9	139.7	137.2

Total current assets	2,161.0	2,275.8	2,206.1

Non-current investments	71.9	75.5	42.1
Property and equipment, net	675.2	697.2	631.7
Deferred tax assets	129.6	101.9	97.8
Goodwill	970.5	986.6	976.8
Intangible assets, net	355.4	363.2	345.7
Other assets	135.4	148.7	200.6

Total assets	$4,499.0	$4,648.9	$4,500.8

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$220.6	$149.8	$166.8
Income tax payable	69.5	37.8	58.2
Accrued expenses and other	473.9	559.7	537.2
Current portion of debt	-	-	125.3

Total current liabilities	764.0	747.3	887.5

Long-term debt	261.7	282.1	292.5
Non-current liability for unrecognized tax benefits	141.7	126.0	126.5
Other non-current liabilities	365.8	376.9	363.3

Total liabilities	1,533.2	1,532.3	1,669.8

Equity:
Common stock	1.2	1.2	1.1
Additional paid-in-capital	1,266.3	1,243.8	1,128.5
Retained earnings	3,026.5	2,915.3	2,537.3
Treasury stock, Class A, at cost	(1,444.7)	(1,197.7)	(980.7)
Accumulated other comprehensive income	116.5	154.0	144.8

Total equity	2,965.8	3,116.6	2,831.0

Total liabilities and equity	$4,499.0	$4,648.9	$4,500.8

POLO RALPH LAUREN CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with Generally Accepted Accounting Principles (GAAP)
(In millions, except per share data)
(Unaudited)

	Three Months Ended
	July 3,	June 27,
	2010	2009

Wholesale Net Sales	$523.0	$471.8
Retail Net Sales	592.5	510.7

Net Sales	1,115.5	982.5

Licensing Revenue	37.8	41.2

Net Revenues	1,153.3	1,023.7

Cost of Goods Sold (a)	(441.1)	(422.5)

Gross Profit	712.2	601.2

Selling, General & Administrative Expenses (a)	(531.9)	(478.9)
Amortization of Intangible Assets	(6.0)	(5.2)
Restructuring Charges	(0.1)	(0.4)
Total Operating Expenses	(538.0)	(484.5)

Operating Income	174.2	116.7

Foreign Currency Gains (Losses)	(0.8)	0.9

Interest Expense	(4.5)	(6.6)

Interest and Other Income, Net	1.8	2.8

Equity in Income (Loss) of Equity-Method Investees	(1.2)	0.3

Income Before Provision for Income Taxes	169.5	114.1

Provision for Income Taxes	(48.7)	(37.3)

Net Income	$120.8	$76.8

Net Income Per Share - Basic	$1.24	$0.77

Net Income Per Share - Diluted	$1.21	$0.76

Weighted Average Shares Outstanding - Basic	97.2	99.2

Weighted Average Shares Outstanding - Diluted	99.9	101.5

Dividends declared per share	$0.10	$0.05

(a) Includes total depreciation expense of:	$(40.0)	$(39.1)

POLO RALPH LAUREN CORPORATION
OTHER INFORMATION
(In millions)
(Unaudited)

SEGMENT INFORMATION
The net revenues and operating income for the periods ended July 3, 2010 and June 27, 2009 for each segment were as follows:

	Three Months Ended
	July 3,	June 27,
	2010	2009

Net revenues:
Wholesale	$523.0	$471.8
Retail	592.5	510.7
Licensing	37.8	41.2
Total Net Revenues	$1,153.3	$1,023.7

Operating Income (Loss):
Wholesale	$107.6	$76.5
Retail	103.7	69.1
Licensing	23.8	25.7
	235.1	171.3
Less:
Unallocated Corporate Expenses	(62.3)	(54.2)
Unallocated legal and restructuring (charges) reversals, net	1.4	(0.4)
Total Operating Income	$174.2	$116.7

SEGMENT RECLASSIFICATION BRIDGE
Q1 Fiscal 2010
Net revenues
Wholesale	$(47.7)
Retail	47.7

Operating income/(loss)
Wholesale	$0.6
Retail	(0.6)

Depreciation and amortization
Wholesale	$(1.4)
Retail	1.4

Constant Currency Financial Measures
(In millions)
(Unaudited)

Same - Store Sales Data

	Three Months Ended July 3, 2010
	As Reported	Constant Currency
Ralph Lauren Stores (a)	(2%)	(2%)
Factory Stores	8%	9%
Club Monaco	25%	25%
RalphLauren.com	15%	15%
Total	7%	8%
(a) Includes comparable sales for concession shops.

Operating Segment Data

	Three Months Ended		Percent Change
	July 3, 2010	June 27, 2009	As Reported	Constant Currency
Wholesale Net Sales	$523.0	$471.8	10.9%	12.1%
Retail Net Sales	592.5	510.7	16.0%	16.1%
Net Sales	1,115.5	982.5	13.5%	14.2%
Licensing Revenue	37.8	41.2	(8.3%)	(8.5%)
Net Revenue	$1,153.3	$1,023.7	12.7%	13.3%

Polo Ralph Lauren is a global company that reports its financial information in U.S. dollars, in accordance with U.S. GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars because the underlying currencies in which the Company transacts change in value over time compared to the U.S. dollar. These rate fluctuations can have a significant effect on reported operating results. As a supplement to its reported operating results, the Company presents constant currency financial information, which is a non-GAAP financial measure. The Company uses constant currency information to provide a framework to assess how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. The Company believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in its businesses. These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company's operating performance measures calculated in accordance with GAAP.

SOURCE: Polo Ralph Lauren Corporation

Polo Ralph Lauren
Investor Relations
James Hurley, 212-813-7862
or
Corporate Communications
Julie Berman, 212-583-2262